Exhibit 4.1
FORM OF AMENDMENT TO SUBSCRIPTION AGREEMENT
FOR
CANYON RESOURCES CORPORATION
     This Amendment to Subscription Agreement (this “Amendment”) is made and effective this 30th day of June, 2006, by and between Canyon Resources Corporation, a Delaware corporation (the “Company”), and                                          (“Investor”), and hereby amends the Subscription Agreement, dated on or about November 28, 2005, by and between the Company and Investor (the “Subscription Agreement”). All capitalized terms used herein but not otherwise defined shall have the meaning given to them in the Subscription Agreement.
     WHEREBY, the Company and Investor originally entered into the Subscription Agreement in connection with a private placement of the Company’s Common Stock and Warrants exercisable into Common Stock.
     WHEREAS, the Company and Investor desire to amend the Subscription Agreement to limit the amount of liquidated damages that may be required in the event the Company (1) fails to maintain the effectiveness of the Registration Statement or (2) fails to maintain the listing of the Company’s Common Stock on the American Stock Exchange, and with respect to the Warrants or the Warrant Shares.
     NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Amendment, the receipt and sufficiency of which is hereby acknowledged, the parties mutually agree as follows:
     1. Amendment. Section 5(c) of the Subscription Agreement shall be amended to include the following language at the end of such
Section 5(c):
     “Notwithstanding anything contained herein, in no event shall (1) the amount of liquidated damages payable at any time and from time to time to any Investor pursuant to this Section 5(c) exceed an aggregate of ten percent (10%) of the Purchase Price, or (2) any liquidated damages be payable with respect to the Warrants or the Warrant Shares.”
     2. No Further Modification; Amendment. Except as expressly amended as set forth herein, the Subscription Agreement shall not be modified and shall remain in full force and effect. No amendment of any provision of this Amendment will be valid unless it is in writing and is signed by the parties.
     3. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Colorado, without regard to the principles of conflicts of laws.
     4. Counterparts. This Amendment may be executed in one or more counterparts and all such counterparts shall together constitute one and the same instrument.
[Signature page follows]

     IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

INVESTOR:

By:

Name:

Title:

COMPANY:

Canyon Resources Corporation
a Delaware corporation

By:

Name: James K. B. Hesketh
Title: President and CEO